Exhibit 99.1

PRESS release

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS THIRD-QUARTER 2008 RESULTS
REVENUE FOR THE QUARTER INCREASES 11.3%; EPS UP 33.3%
YEAR TO DATE EPS UP 23.7%
Cleveland, Ohio (October 30, 2008)—CBIZ, Inc. (NYSE: CBZ) today announced third-quarter results for the period ended September 30, 2008.
CBIZ reported revenue of $168.2 million for the third quarter ended September 30, 2008, an increase of 11.3% over the $151.2 million recorded for the third quarter of 2007. Same-unit revenue for the third quarter increased by 5.6%, or $8.4 million. Revenue from newly acquired operations net of divestitures contributed $8.6 million to revenue growth in the third quarter of 2008 compared with the third quarter a year ago. CBIZ reported income from continuing operations of $4.9 million for the third quarter 2008, or $0.08 per diluted share, compared with $3.8 million, or $0.06 per diluted share in the third quarter of 2007.
During the third quarter, the Company repurchased approximately 561 thousand shares of its common stock at a cost of approximately $4.5 million. For the nine-month period ended September 30, 2008, the Company repurchased 4.3 million shares at a cost of approximately $37.5 million.
For the nine-month period ended September 30, 2008, CBIZ reported revenue of $541.3 million, an increase of 11.3%, or $55.0 million over the $486.3 million recorded for the comparable nine-month period a year ago. Same-unit revenue increased by 5.4%, or $26.3 million, for the first nine months of 2008 compared to the same period a year ago. Revenue from acquisitions net of divestitures contributed $28.7 million to revenue growth for the first nine months of 2008 compared with the same period a year ago. Income from continuing operations was $29.6 million for the first nine months of 2008, or $0.47 per diluted share, compared with $25.2 million for the first nine months of 2007, or $0.38 per diluted share.
“The third quarter of 2008 represents the twenty first consecutive quarter of same-unit revenue growth for CBIZ. Each of our business segments increased revenue and contribution during the third quarter,” stated Steven L. Gerard, Chairman and CEO. “We are very pleased with the performance for the first nine months of 2008. We are on track to achieve our full year 2008 goals and expect to increase revenue by 10% and increase earnings per share from continuing operations by 20% to 25% over the normalized $0.43 we reported for 2007,” concluded Mr. Gerard.

CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-800-640-9765 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-847-413-4837. A replay of the call will be available starting at 1:00 p.m. (ET), October 30 through midnight (ET), November 3, 2008. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 22991467. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with financial services which include accounting and tax, internal audit, merger and acquisition advisory, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, healthcare consulting and medical practice management. These services are provided through more than 140 Company offices in 34 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	SEPTEMBER 30,
	2008	%	2007 (1)%
Revenue	$168,195	100.0%	$151,180	100.0%

Operating expenses	148,757	88.4%	137,177	90.7%

Gross margin	19,438	11.6%	14,003	9.3%

Corporate general and administrative expense	7,270	4.4%	7,143	4.8%

Operating income	12,168	7.2%	6,860	4.5%

Other income (expense):
Interest expense	(1,804)	-1.0%	(1,284)	-0.8%
Gain on sale of operations, net	229	0.1%	20	0.0%
Other income (expense), net (2)	(3,018)	-1.8%	747	0.5%

Total other expense, net	(4,593)	-2.7%	(517)	-0.3%

Income from continuing operations before income tax expense	7,575	4.5%	6,343	4.2%

Income tax expense	2,689		2,531

Income from continuing operations	4,886	2.9%	3,812	2.5%

Loss from operations of discontinued businesses, net of tax	(56)		(189)
Gain on disposal of discontinued businesses, net of tax	132		1,023

Net income	$4,962	3.0%	$4,646	3.1%

Diluted earnings per share:
Continuing operations	$0.08		$0.06
Discontinued operations	—		0.01

Net income	$0.08		$0.07

Diluted weighted average common shares outstanding	61,772		66,083

Other data from continuing operations:
EBIT (3)	$9,150		$7,607
EBITDA (3)	$12,881		$10,833

(1)	Certain amounts in the 2007 financial data have been reclassified to conform to the current year presentation.

(2)	Includes a net loss of $1,898 and a net gain of $372 attributable to assets held in the Company’s deferred compensation plan for the three months ended September 30, 2008 and 2007, respectively. These net gains and losses do not impact the Company’s “income from continuing operations before income tax expense” as they are directly offset by compensation to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expense.” Other income (expense), net also includes an impairment charge of $1,381 related to the Company’s investment in an Auction Rate Security.

(3)	EBIT represents income from continuing operations before income taxes, interest expense and gain on sale of operations, net. EBITDA represents EBIT before depreciation and amortization expense of $3,731 and $3,226 for the three months ended September 30, 2008 and 2007, respectively. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(In thousands, except percentages and per share data)

	NINE MONTHS ENDED
	SEPTEMBER 30,
	2008	%	2007 (1)%
Revenue	$541,281	100.0%	$486,282	100.0%

Operating expenses	461,970	85.3%	419,474	86.3%

Gross margin	79,311	14.7%	66,808	13.7%

Corporate general and administrative expense	22,313	4.2%	23,233	4.7%

Operating income	56,998	10.5%	43,575	9.0%

Other income (expense):
Interest expense	(5,409)	-1.0%	(4,250)	-0.9%
Gain on sale of operations, net	470	0.1%	125	0.0%
Other income (expense), net (2)	(4,030)	-0.7%	3,342	0.7%

Total other expense, net	(8,969)	-1.6%	(783)	-0.2%

Income from continuing operations before income tax expense	48,029	8.9%	42,792	8.8%

Income tax expense	18,442		17,631

Income from continuing operations	29,587	5.5%	25,161	5.2%

Loss from operations of discontinued businesses, net of tax	(250)		(1,134)
(Loss) gain on disposal of discontinued businesses, net of tax	(308)		4,713

Net income	$29,029	5.4%	$28,740	5.9%

Diluted earnings (loss) per share:
Continuing operations	$0.47		$0.38
Discontinued operations	(0.01)		0.05

Net income	$0.46		$0.43

Diluted weighted average common shares outstanding	62,801		66,845

Other data from continuing operations:
EBIT (3)	$52,968		$46,917
EBITDA (3)	$64,314		$56,929

(1)	Certain amounts in the 2007 financial data have been reclassified to conform to the current year presentation.

(2)	Includes a net loss of $3,817 and a net gain of $1,885 attributable to assets held in the Company’s deferred compensation plan for the nine months ended September 30, 2008 and 2007, respectively. These net gains and losses do not impact the Company’s “income from continuing operations before income tax expense” as they are directly offset by compensation to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expense.” Other income (expense), net also includes an impairment charge of $1,381 related to the Company’s investment in an Auction Rate Security.

(3)	EBIT represents income from continuing operations before income taxes, interest expense and gain on sale of operations, net. EBITDA represents EBIT before depreciation and amortization expense of $11,346 and $10,012 for the nine months ended September 30, 2008 and 2007, respectively. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(In thousands, except percentages and ratios)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2008	2007 (1)	2008	2007 (1)
Revenue
Financial Services	$70,204	$64,893	$243,964	$226,037
Employee Services	44,513	42,343	139,075	130,217
Medical Management Professionals	41,345	32,420	124,010	94,144
National Practices	12,133	11,524	34,232	35,884

Total	$168,195	$151,180	$541,281	$486,282

Gross margin
Financial Services	$6,514	$5,930	$44,124	$41,479
Employee Services	7,484	7,175	24,803	25,043
Medical Management Professionals	5,581	4,429	15,836	11,892
National Practices	931	891	1,851	3,328
Operating expenses — unallocated (2)	(1,072)	(4,422)	(7,303)	(14,934)

Total	$19,438	$14,003	$79,311	$66,808

SELECT BALANCE SHEET DATA AND RATIOS

	SEPTEMBER 30,	DECEMBER 31,
	2008	2007 (1)
Cash and cash equivalents	$7,501	$12,144
Restricted cash	$14,216	$15,402
Accounts receivable, net	$133,355	$115,333
Current assets before funds held for clients	$175,712	$161,681
Funds held for clients — current and non-current	$77,672	$88,048
Goodwill and other intangible assets, net	$279,200	$268,388

Total assets	$591,936	$577,992

Current liabilities before client fund obligations	$88,848	$95,605
Client fund obligations	$79,285	$88,048
Convertible notes	$100,000	$100,000
Bank debt	$60,000	$30,000

Total liabilities	$365,143	$351,546

Treasury stock	$(252,702)	$(214,883)

Total stockholders’ equity	$226,793	$226,446

Debt to equity (3)	70.5%	57.4%
Days sales outstanding (DSO) — continuing operations (4)	71	64

Shares outstanding	61,790	64,637

Basic weighted average common shares outstanding	62,080	65,061

Diluted weighted average common shares outstanding	62,801	66,356

(1)	Certain amounts in the 2007 financial data have been reclassified to conform to the current year presentation.

(2)	Represents operating expenses not directly allocated to individual business units, including incentive compensation, gains or losses attributable to assets held in the Company’s deferred compensation plan, stock based compensation, and certain advertising expenses.

(3)	Ratio is convertible notes and bank debt divided by total stockholders’ equity.

(4)	DSO is provided for continuing operations and represent accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles. DSO at September 30, 2007 was 71 days.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007